Weyerhaeuser                                      Corporate Headquarters
                                                          Tacoma WA  98477
                                                          Tel (206) 924-2345



        September 1, 1997



        Mr. A.D. Jezzi
        Paragon Trade Brands
        180 Technology Parkway
        Norcross, GA  30092

        Dear Rick:

        We would like to take this opportunity to formalize our relationship with Paragon Trade Brands (PTB) regarding the sale of Weyerhaeuser fluff pulp.

        For the period starting September 1, 1997, and ending August 31, 1998, Weyerhaeuser agrees to supply and PTB agrees to purchase PTB's full annual fluff pulp requirements for PTB's North American (Canada, Mexico, and USA) facilities. Annual requirements will be advised no later than 90 days before the beginning of the calendar year. Both parties agree to work together to ensure the proper communication necessary to maintain continuity of shipment and inventories.

        In return for purchasing PTB's full annual requirements from Weyerhaeuser, the price of fluff pulp will be Weyerhaeuser's 'most favored nations' price (See Attachment I). Any technology changes will provide the grounds for renegotiation of this agreement (See Attachment
        II).

        The 'terms and conditions of sale' displayed on the backside of Weyerhaeuser's Order Acknowledgment govern the relationship between the Seller and Buyer. This commitment may not be assigned without written authorization from the Seller.

        Assuming this letter fairly represents our understanding, please sign the two originals and return to Weyerhaeuser.

        Sincerely,


        S.A. Halligan
        General Sales Manager - Fluff

                                                        /S/ A.D. JEZZI  10-22-97
                                                        ------------------------
                                                          A.D. Jezzi
                                                          Paragon Trade Brands

                                  ATTACHMENT I


        The intent of the 'most favored nations' clause is to make available, at Paragon Trade Brands' (PTB) choice, Weyerhaeuser's most favorable pricing alternative for similar grades and volumes of fluff pulp as offered to other Buyers.

        In the spirit of this agreement, Weyerhaeuser and PTB have discussed the following alternatives - market referenced pricing, firm dollar pricing, and formula-based pricing. PTB has elected to implement formula-based pricing.

        Formula-based pricing will not track perfectly with other pricing alternatives and may at any point in the pricing cycle be above or below other pricing alternatives.

        PTB has concluded the value of formula-based pricing outweighs alternative pricing mechanisms and that pricing to PTB will be determined exclusively per the agreed upon formula. It is understood that the percent rebate value will be negotiated based on the existing market conditions.

                                  ATTACHMENT II


        TECHNOLOGY CHANGES:

        If at any time during the term of this Agreement, Buyer notifies Seller in writing of its intention to convert its manufacturing processes to a technology which is not compatible with the current form of Seller's Product, Seller shall have ninety (90) days in which to provide a compatible product to Buyer. If the parties agree that a compatible product cannot be developed within a reasonable period of time, Buyer shall have the right to reduce the quantities of Product that it is obligated to purchase under this agreement by the quantities of alternative product that Buyer is able to purchase from other sources with appropriate communication of timetable.